Exhibit 99.1

FOR IMMEDIATE RELEASE: April 28, 2011

Media Contact:

Roger Johnson, Overstock.com, Inc.

+1 (801) 947-4430

rojohnson@overstock.com

Investor Contact:

Kevin Moon, Overstock.com, Inc.

+1 (801) 947-3282

kmoon@overstock.com

Overstock.com Reports Q1 2011 Results

SALT LAKE CITY — Overstock.com, Inc. (NASDAQ: OSTK) today reported financial results for the quarter ended March 31, 2011.

Key Q1 2011 metrics (comparison to Q1 2010):

•                  Revenue:  $265.5M vs. $264.3M (0% increase);

•                  Gross margin: 18.9% vs. 17.9% (100 basis point increase);

•                  Gross profit:  $50.1M vs. $47.3M (6% increase);

•                  Sales and marketing expense: $15.4M vs. $14.3M (8% increase);

•                  Contribution (non-GAAP measure): $34.7M vs. $33.0M (5% increase);

•                  G&A/Technology expense: $34.6M vs. $28.9M (20% increase);

•                  Net income (loss) attributable to common shares: ($454,000) vs. $3.7M ($4.2M decrease); and

•                  Diluted EPS: ($0.02)/share vs. $0.16/share ($(0.18) decrease).

The Company will hold a conference call and webcast to discuss its first quarter 2011 financial results today at 2:00 p.m. Eastern Time. Please email questions to Kevin Moon at kmoon@overstock.com prior to the conference call.

Key financial and operating metrics:

Total revenue — Revenues were flat in the first quarter of 2011 on a year-over-year basis. Total revenue was $265.5 million and $264.3 million in the first quarter of 2011 and 2010, respectively. Direct revenue decreased 4.8% to $48.2 million, and fulfillment partner revenue increased 1.7% to $217.3 million. Pricing initiatives, which were a key driver of strong revenue growth last year, have largely been realized and did not have a significant impact on revenue growth this quarter. In addition, revenues from Google’s natural search rankings were impacted due to the penalty imposed by Google Inc. for noncompliance with some of its natural search guidelines. We estimate that our revenues were adversely impacted from February 22, 2011 through April 21, 2011 while the penalty was in place.

Gross profit —Gross profit for the first quarter of 2011 and 2010 was $50.1 million and $47.3 million, respectively, a 6% increase, representing 18.9% and 17.9% of total revenue for those periods.  Gross margin for the direct business decreased to 10.7% for the first quarter of 2011, from 13.8% for the same period last year. The decrease is primarily due to promotional activities to sell seasonal merchandise along with higher returns costs, partially offset by a shift in product mix from lower to higher margin products. Gross margin for the fulfillment partner business increased to 20.7% for the first quarter of 2011, from 18.8% last year. The increase is primarily due to a shift in product mix from lower to higher margin products, reduced shipping costs and improved product pricing.

Contribution (a non-GAAP financial measure) and contribution margin (a non-GAAP financial measure) — Contribution for the first quarter of 2011 and 2010 was $34.7 million and $33.0 million, respectively, a 5% increase. Contribution margin was 13.1% and 12.5% for those same periods.

Contribution (a non-GAAP financial measure) (which we reconcile to “gross profit” in our statement of operations) consists of gross profit less sales and marketing expense and reflects an additional way of viewing our results. Contribution margin is contribution as a percentage of total net revenue. When viewed with our GAAP gross profit less sales and marketing expenses, we believe contribution and contribution margin provides management and users of the financial statements information about our ability to cover our fixed operating costs, such as technology and general and administrative expenses. Contribution and contribution margin are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. You should review our financial statements and publicly-filed reports in their entirety and not rely on any single financial measure. The material limitation associated with the use of contribution is that it is an incomplete measure of profitability as it does not include all operating expenses or non-operating income and expenses. Management compensates for these limitations when using this measure by looking at other GAAP measures, such as operating income (loss) and net income (loss).

For further details on contribution and contribution margin, see the calculation of these non-GAAP financial measures and the reconciliation of contribution to gross profit below (in thousands):

	Three months ended
	March 31,
	2011	2010

Total net revenue	$265,470	$264,330
Cost of goods sold	215,386	217,059

Gross profit	50,084	47,271
Less: Sales and marketing expense	15,425	14,279

Contribution	$34,659	$32,992

Contribution margin	13.1%	12.5%

Sales and marketing expenses — Sales and marketing expenses totaled $15.4 million and $14.3 million for the first quarter of 2011 and 2010, respectively, an 8% increase and representing 5.8% and 5.4% of revenue for the same periods. The increase in sales and marketing costs as a percentage of revenue was primarily due to increased marketing expenditures to mitigate the negative impact of the Google penalty, and an increase in salaries and benefits expense (primarily due to increases in staffing).

Technology expenses — Technology expenses totaled $16.7 million and $13.9 million for the first quarter of 2011 and 2010, respectively, a 19% increase, and representing 6.3% and 5.3% of revenue for those respective periods. The $2.8 million increase is primarily due to a $1.6 million increase in salaries and benefits expense (primarily due to increases in staffing), and an $898,000 increase in depreciation expense as a result of significant capital expenditures for information technology assets in 2010.

General and administrative (“G&A”) expenses — G&A expenses totaled $18.0 million and $14.9 million for the first quarter of 2011 and 2010, respectively, a 21% increase and representing 6.8% and 5.6% of total revenue for those respective periods.  The $3.1 million increase is primarily due to a $1.8 million increase in legal fees, a $1.0 million increase in salaries and benefits expense (primarily due to increases in staffing), partially offset by a $1.1 million decrease in professional service fees for our external auditors.

Restructuring — No restructuring charges occurred during the first quarter of 2011 and 2010. We reversed $136,000 of lease termination costs liability during the first quarter 2010 due to changes in the estimate of sublease income, primarily as a result of our entering into an agreement with a sublessee to terminate the sublease and re-occupy a portion of the space previously abandoned, due to our growth and need for additional space.

Operating income — Operating income for the first quarter of 2011 was $13,000 compared to $4.3 million in 2010, a $4.3 million decrease, and representing 0% and 1.6% of total revenue for those respective periods.

Interest income — Interest income was $52,000 and $16,000 for the first quarter of 2011 and 2010, respectively.

Interest expense — Interest expense for the first quarter of 2011 and 2010 was $676,000 and $802,000, respectively. Interest expense is largely related to interest incurred on our Senior Notes, finance obligations and capital leases. The decrease in interest expense in 2011 is primarily a result of extinguishments of Senior Notes, partially offset by increased interest expense related to our finance obligations.

Other income, net — Other income, net for the first quarter of 2011 and 2010 was $189,000 and $371,000, respectively.

Income taxes — Income tax for the first quarter of 2011 and 2010 was $22,000 and $129,000, respectively.

Net income (loss) attributable to common shares — Net loss attributable to common shares for the first quarter of 2011 was $(454,000), or ($0.02) per share on a fully diluted basis, compared to net income attributable to common shares of $3.7 million, or $0.16 per share on a fully diluted basis for the first quarter of 2010.

Free cash flow (a non-GAAP financial measure) — Free cash flow for the first quarter of 2011 and 2010 totaled ($10.9) million and ($32.6) million, respectively. The $21.7 million year over year increase was due primarily to a $2.8 million decrease in capital expenditures in the first quarter of 2011 over 2010, and an $18.9 million increase in operating cash flow, which was primarily due to a larger reduction in inventory and lower payments of accounts payable during Q1 2011 compared to last year.

Free cash flow reflects an additional way of viewing our cash flows and liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows and liquidity. Free cash flow, which we reconcile to “net cash provided by operating activities,” is cash flow from operations, reduced by “expenditures for fixed assets, including internal-use software and website development.” We believe that cash flows from operating activities is an important measure, since it includes both the cash impact of the continuing operations of the business and changes in the balance sheet that impact cash. However, we believe free cash flow is a useful measure to evaluate our business since purchases of fixed assets are a necessary component of ongoing operations and free cash flow measures the amount of cash we have available for future investment, debt retirement or other changes to our capital structure after we have paid all of our expenses. Therefore, we believe it is important to view free cash flow as a complement to our entire consolidated statements of cash flows.

Our calculation of free cash flow is set forth below (in thousands):

	Three months ended March 31,		Twelve months ended March 31,
	2011	2010	2011	2010

Net cash provided by (used in) operating activities	$(9,228)	$(28,166)	$35,260	$44,981
Expenditures for fixed assets, including internal-use software and website development	(1,676)	(4,466)	(17,721)	(10,005)

Free cash flow	$(10,904)	$(32,632)	$17,539	$34,976

Cash and working capital — At March 31, 2011, we had cash and cash equivalents of $100.3 million.  Working capital was $15.1 million and $14.7 million at March 31, 2011 and December 31, 2010, respectively.

About Overstock.com

Overstock.com, Inc. (short cut: O.co) is a Savings Engine offering brand-name merchandise at discount prices.  The company offers its customers an opportunity to shop for bargains conveniently, while offering its suppliers an alternative inventory distribution channel.  Overstock.com, headquartered in Salt Lake City, is a publicly traded company listed on the NASDAQ Global Market System and can be found online at http://www.overstock.com and http://www.o.co. Overstock.com regularly posts information about the company and other related matters on its website under the heading “Investor Relations.”

# # #

Overstock.com® is a registered trademark and O.co™ and Savings Engine™ are trademarks of Overstock.com, Inc.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include all statements other than statements of historical fact.  Our Form 10-K for the year ended December 31, 2010, and our other subsequent filings with the Securities and Exchange Commission identify important factors that could cause our actual results to differ materially from those contained in or contemplated or implied by any projections, estimates or forward-looking statements.

Overstock.com, Inc.

Consolidated Statements of Operations (unaudited)

(in thousands, except per share data)

	Three months ended
	March 31,
	2011	2010
Revenue, net
Direct	$48,161	$50,568
Fulfillment partner	217,309	213,762
Total net revenue	265,470	264,330

Cost of goods sold
Direct	43,030	43,584
Fulfillment partner	172,356	173,475
Total cost of goods sold	215,386	217,059
Gross profit	50,084	47,271
Operating expenses:
Sales and marketing	15,425	14,279
Technology	16,660	13,948
General and administrative	17,986	14,906
Restructuring	—	(136)
Total operating expenses	50,071	42,997
Operating income	13	4,274
Interest income	52	16
Interest expense	(676)	(802)
Other income, net	189	371
Income (loss) before income taxes	(422)	3,859
Provision for income taxes	(22)	(129)
Net income (loss)	$(444)	$3,730
Deemed dividend related to redeemable common stock	(10)	(14)
Net income (loss) attributable to common shares	$(454)	$3,716

Net income (loss) per common share - basic:	$(0.02)	$0.16
Net income (loss) per common share - diluted:	$(0.02)	$0.16
Weighted average common shares outstanding - basic:	23,215	22,941
Weighted average common shares outstanding - diluted:	23,215	23,243

Other data:
Gross bookings	$294,213	$293,026
Auction gross merchandise volume	$4,151	$4,706
Average customer acquisition cost (in dollars)	$19.77	$14.93

Overstock.com, Inc.

Consolidated Balance Sheets

(in thousands)

	March 31, 2011	December 31, 2010
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$100,276	$124,021
Restricted cash	2,383	2,542
Accounts receivable, net	7,881	13,560
Inventories, net	20,163	32,114
Prepaid inventories, net	1,786	2,082
Prepaids and other assets	10,757	11,651
Total current assets	143,246	185,970
Fixed assets, net	26,120	27,800
Goodwill	2,784	2,784
Other long-term assets, net	1,071	1,405
Total assets	$173,221	$217,959

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$39,138	$67,311
Accrued liabilities	37,492	40,751
Deferred revenue	22,119	24,027
Convertible senior notes, net	24,435	34,484
Finance obligations, current	4,177	3,922
Capital lease obligations, current	736	729
Total current liabilities	128,097	171,224
Capital lease obligations, non-current	34	113
Finance obligations, non-current	11,848	12,219
Other long-term liabilities	3,171	3,175
Total liabilities	143,150	186,731

Redeemable common stock	396	570

Stockholders’ equity:
Common stock	2	2
Additional paid-in capital	350,797	349,747
Accumulated deficit	(242,771)	(242,327)
Treasury stock	(78,353)	(76,764)
Total stockholders’ equity	29,675	30,658
Total liabilities and stockholders’ deficit	$173,221	$217,959

Overstock.com, Inc.

Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Three months ended March 31,		Twelve months ended March 31,
	2011	2010	2011	2010
Cash flows from operating activities:
Net income (loss)	$(444)	$3,730	$9,715	$15,421
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization	3,999	3,094	15,485	11,990
Realized loss on marketable securities	—	—	—	8
Stock-based compensation to employees and directors	876	1,215	4,717	4,801
Amortization of debt discount	34	103	322	360
(Gain) loss from early extinguishment of debt	27	—	(319)	(884)
Restructuring reversals	—	(136)	(433)	(202)
Changes in operating assets and liabilities
Restricted cash	159	1,385	646	1,256
Accounts receivable, net	5,679	3,229	530	1,082
Inventories, net	11,951	3,734	(522)	(3,569)
Prepaid inventories, net	296	(591)	1,684	(2,069)
Prepaids and other assets	1,119	1,381	106	1,461
Other long-term assets, net	290	(1,026)	1,101	(430)
Accounts payable	(28,029)	(38,068)	724	9,767
Accrued liabilities	(3,307)	(6,637)	755	2,995
Deferred revenue	(1,908)	530	924	3,354
Other long-term liabilities	30	(109)	(175)	(360)
Net cash provided by (used in) operating activities	(9,228)	(28,166)	35,260	44,981
Cash flows from investing activities:
Purchases of marketable securities	(39)	(30)	(145)	(39)
Purchases of intangible assets	—	—	(396)	—
Investment in precious metals	—	—	(1,657)	—
Expenditures for fixed assets, including internal-use software and website development	(1,676)	(4,466)	(17,721)	(10,005)
Net cash used in investing activities	(1,715)	(4,496)	(19,919)	(10,044)
Cash flows from financing activities:
Payments on capital lease obligations	(72)	(53)	(509)	(401)
Capitalized financing costs	—	—	—	(245)
Proceeds from finance obligations	—	—	16,383	—
Payments on finance obligations	(979)	—	(1,820)	—
Paydown on direct financing arrangement	(52)	(48)	(201)	(213)
Payments to retire convertible senior notes	(10,110)	—	(34,975)	(1,587)
Purchase of redeemable stock	—	—	(26)	—
Purchase of treasury stock	(1,589)	(792)	(1,622)	(805)
Exercise of stock options	—	—	1,503	29
Net cash used in financing activities	(12,802)	(893)	(21,267)	(3,222)
Net (decrease) increase in cash and cash equivalents	(23,745)	(33,555)	(5,926)	31,715
Cash and cash equivalents, beginning of period	124,021	139,757	106,202	74,487

Cash and cash equivalents, end of period	$100,276	$106,202	$100,276	$106,202